As filed with the Securities and Exchange Commission on December 31, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

BALQON CORPORATION
(Exact name of Registrant as specified in its charter)
Nevada	33-0989901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1420 240th St., Harbor City, California 90710
(Address of Principal Executive Offices) (Zip Code)
________________

2008 STOCK INCENTIVE PLAN
(Full title of the plan)

Balwinder Samra
President and Chief Executive Officer
Balqon Corporation
1420 240th St., Harbor City, California 90710
(Name and address of agent for service)

(310) 326-3056
(Telephone number, including area code, of agent for service)
________________

Copies of all correspondence to:
Larry A. Cerutti, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
(714) 641-5100
________________

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value	7,500,000	$0.985	$7,387,500	$526.73

(1)
In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and represents the average of the bid and asked price of the Registrant’s common stock as quoted in the OTC Bulletin Board on December 30, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be sent or given to employees and consultants in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act of 1933, as amended, or Securities Act.  We will furnish without charge to each employee or consultant to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to Balqon Corporation, 1420 240th St., Harbor City, California 90710, Attention: Secretary. Our telephone number is (310) 326-3056.

The information called for in Part I of Form S-8 is not being filed with or included in this Form  S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or Commission.

PART II

Item 3.              Incorporation of Documents by Reference

The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission.  The information incorporated by reference is considered to be a part of this prospectus.  We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering covered by this prospectus:

•	Our Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on May 22, 2009;

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 31, 2009;

•	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2009, as filed with the Commission on November 16, 2009;

•	Our Current Report on Form 8-K for October 23, 2009, as filed with the Commission on October 29, 2009;

•	Our Current Report on Form 8-K for October 6, 2009, as filed with the Commission on October 13, 2009;

•	Our Current Report on Form 8-K for September 14, 2009, as filed with the Commission on September 14, 2009;

•	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, as filed with the Commission on August 14, 2009;

•	Our Amendment No. 1 to Quarterly Report on Form 10-Q for the three months ended September 30, 2008, as filed with the Commission on June 18, 2009;

•	Our Amendment No. 2 to Current Report on Form 8-K for October 24, 2008, as filed with the Commission on June 17, 2009;

•	Our Amendment No. 2 to Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the Commission on June 17, 2009;

•	Our Current Report on Form 8-K for June 9, 2009, as filed with the Commission on June 15, 2009;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as filed with the Commission on May 22, 2009;

•	Our Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on May 22, 2009;

•	Our Current Report on Form 8-K for May 18, 2009, as filed with the Commission on May 18, 2009;

•	Our Amendment No. 1 to Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the Commission on April 1, 2009;

•	Our Current Report on Form 8-K for February 25, 2009, as filed with the Commission on March 3, 2009;

•	Our Current Report on Form 8-K for February 24, 2009, as filed with the Commission on February 25, 2009;

•
The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the Commission on November 29, 2006 (Registration No. 000-52337), including any amendments or reports filed for the purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement.  If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

Item 4.              Description of Securities

Not applicable.

Item 5.              Interests of Named Experts and Counsel

Not applicable.

Item 6.              Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by Nevada Revised Statutes Section 78.751, indemnify all persons that we have power to indemnify under that section against all expenses, liabilities or other matters covered by that section, and that this indemnification is not exclusive of any other indemnification rights to which those persons may be entitled. Indemnification under this provision is as to actions both in an official capacity and in another capacity while holding office. Indemnification continues as to a person who has ceased to be a director, officer, employee or agent and extends to the benefit of the heirs, executors and administrators of such a person. Section 78.751 of the Nevada Revised Statutes provides that the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to indemnification.

Our articles of incorporation also provide that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent required under the Nevada Revised Statutes. Any amendment, modification or repeal of this provision by our stockholders would not adversely affect any right or protection of any director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Our articles of incorporation do not, however, eliminate or limit a director’s liability for any act or omission involving intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions to stockholders. Furthermore, they do not limit liability for claims against a director arising out of the director’s responsibilities under the federal securities laws or any other law. However, we have purchased directors’ and officers’ liability insurance to protect our directors and executive officers against liability under circumstances specified in the policy.

Section 2115 of the California General Corporation Law, or the California Code, provides that corporations such as us that are incorporated in jurisdictions other than California (in our case, Nevada)  and that meet various tests are subject to several provisions of the California Code, to the exclusion of the law of the jurisdiction in which the corporation is incorporated. We believe that we meet the tests contained in Section 2115. Consequently, we are subject to, among other provisions of the California Code, Section 317 which governs indemnification of directors, officers and others. Section 317 generally eliminates the personal liability of a director for monetary damages in an action brought by or in the right of the company for breach of a director’s duties to the company or our stockholders except for liability:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;
•	for acts or omissions that a director believes to be contrary to the best interests of Balqon Corporation or our shareholders or that involve the absence of good faith on the part of the directors;
•	for any transaction for which a director derived an improper personal benefit;
•
for acts or omissions that show a reckless disregard for the director’s duty to Balqon Corporation or our shareholders in circumstances in which the director was aware, or should have been aware, or the ordinary course of performing a director’s duties, of a risk of serious injury to Balqon Corporation or our stockholders;

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Balqon Corporation; and
•	for engaging in transactions described in the California Code or California case law that result in liability, or approving the same kinds of transactions.

We have entered into separate indemnification agreements with each of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by applicable law and which allow for certain procedural protections. We also maintain directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements that we have entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Balqon Corporation under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The inclusion of the above provisions in our articles of incorporation, our bylaws and in our indemnification agreements with our officers and directors may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. At present, there is no litigation or proceeding pending involving a director of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any of our directors.

Item 7.              Exemption from Registration Claimed

Not applicable.

Item 8.              Exhibits

The following exhibits are included herein:
Exhibit Number	Description
4.1	Balqon Corporation 2008 Stock Incentive Plan (1)
5.1	Opinion of Rutan & Tucker, LLP
23.1	Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (contained on the signature page to this Registration Statement)

(1)  Incorporated by reference to Appendix A to Balqon Corporation’s Definitive Proxy Statement filed with the Securities and Exchange Commission on October 9, 2009.

Item 9.              Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbor City, State of California, on this 31st day of December, 2009.

Balqon Corporation, a Nevada corporation

By:	/s/ BALWINDER SAMRA
Balwinder Samra President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Balwinder Samra and Henry Velasquez, and each of them, their his attorneys-in-fact and agents, with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BALWINDER SAMRA	President, Chief Executive Officer (principal	December 31, 2009
Balwinder Samra	executive officer), Secretary and Chairman
of the Board

/s/ ROBERT MIRANDA	Chief Financial Officer (principal financial officer	December 31, 2009
Robert Miranda	and principal accounting officer)

/s/ HENRY VELASQUEZ	Vice President Engineering and Director	December 31, 2009
Henry Velasquez

/s/ AMARPAL SINGH SAMRA	Director	December 31, 2009
Amarpal Singh Samra

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Rutan & Tucker, LLP

23.1	Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained on the signature page to this Registration Statement)